COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT ("Agreement") is made and entered into as of October 7, 2021 (the **"Effective Date"**)

BETWEEN:

MEDZ CANNABIS., a corporation formed under the laws of the Province of Ontario (**"MEDZ"**)

-and-

GRAPEFRUIT BOULEVARD INVESTMENTS, INC., a corporation formed under the laws of the State of California, United States (**"COMPANY"**)

-and-

6Pak Solutions ., a corporation formed under the laws of the Province of Ontario (**"6PAK"**)

Purpose

WHEREAS MEDZ & 6PAK and COMPANY desire to establish a collaboration whereby MEDZ will provide certain services and supervision to COMPANY & 6PAK in order to assist COMPANY in obtaining a new product approval to produce and sell cannabis-based and patented Hourglass™ time release THC + Cannabinoid infused topical delivery cream (hereinafter sometimes called the **"Products"**) or such other license as reasonably requested by COMPANY regarding cannabis or cannabis products as governed by the Cannabis Act (as defined below) (the **"Licence"**);

AND WHEREAS [redacted]

NOW THEREFORE in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
GENERAL MATTERS

1.1 Definitions.

In this Agreement, the following terms will have the meanings set out below unless the context requires otherwise:

"Affected Obligations" has the meaning set forth in Section 10.1(a).

"Affiliate" of a Party has the meaning ascribed thereto in the *Business Corporations Act* (Ontario).

"Agreement" means this Collaboration Agreement.

"Applicable Law" means any domestic or foreign statute, law (including the common law) ordinance, rule, regulation, restriction by-law (zoning or otherwise), order or any consent, exemption, approval or license of any Governmental Authority, that applies in whole or in part to the transactions contemplated by this Agreement, the Products, MEDZ COMPANY and their respective Affiliates including, without

limitation , the *Controlled Drugs and Substances Act* (SC 1996 c 19), the *Cannabis Act* and the Regulations, as the same may be amended modified or replaced from time to time.

"Audit" has the meaning set forth in Section 4.2(a).

"Audit Report" has the meaning set forth in Section 4.2(c).

"Bankruptcy Proceeding" means in relation to a Party: (a) the making of an assignment or arrangement for the benefit of creditors; (b) the filing by such Party of a petition or commencement of proceedings under any bankruptcy or similar law, or having such a petition filed or proceeding commenced with respect to such Party by another person, where such petition or proceeding of such other person is not dismissed for a period of 30 calendar days; (c) the levy of an attachment for execution against the whole or any material part of its assets; (d) such Party becoming insolvent or unable to pay its debts as they generally become due as determined by a court of competent jurisdiction; or (e) such Party tops suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or begins negotiations or takes any other step with a view to the deferral rescheduling or other readjustment of all or a material part of its indebtedness.

"Biomass" means a bi-product extracted from the cannabis which can be processed into Cannabis products.

"Calendar Quarter" means, initially the period from the Effective Date to the first day of the immediately following January, April, July, or October (as the case may be) and thereafter any three-month period commencing on the first day of January, April, July and October of each consecutive 12-month period.

"Cannabis Act" means Bill C-45 *"An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts"* (Canada), as amended from time to time and as the same may come into force and includes all written publicly available notices, guidance guidelines and ancillary rules or regulations promulgated thereunder or in connection therewith.

"Change of Law" has the meaning set forth in Section I0.1(a).

"Change of Law Amendment" has the meaning set forth in Section I 0.1(b).

"Change of Law Notice" has the meaning set forth in Section 10.1(a).

"Change Period" has the meaning set forth in Section 10.l(b).

"Confidential Information" means non-public , confidential, personal or proprietary information concerning a Party and its Affiliates and its and their respective businesses and affairs that is or has been disclosed by one Party (a **"Disclosing Party"**) to the other Party (the **"Recipient"**) in connection with the transactions contemplated by this Agreement , including the existence of the terms and conditions of, the status of the transaction contemplated by, or any other facts pertaining to this Agreement any information about identifiable individuals or any other information relating to a Party and its Affiliates customers suppliers partners investors employees and consultants but in each case does not include: (a) information that the Recipient can demonstrate: (i) is or has become generally available to the public other than as a result of disclosure by the Disclosing Party or its Affiliates or representatives ; (ii) is received by the Recipient or its Affiliates or representatives from an independent third-party that obtained it lawfully and was under no duty of confidentiality; (iii) was in its possession or the possession of its Affiliates or representatives prior to the disclosure of such information by the Disclosing Party; (iv) was independently developed by the Recipient or its Affiliates or representatives without the use of or reference to any Confidential Information received from the Disclosing Party; or (v) is disclosed pursuant to a valid and enforceable order of a court or other Governmental Authority having jurisdiction over the Recipient provided that the Recipient shall to the extent possible , first notify the Disclosing Party in writing of such requirement and fully cooperate with respect to any reasonable steps possible to further protect the Confidential Information; nor (b) any information that is disclosed pursuant to a written or verbal request from Health Canada or the Minister of Health provided that the Recipient shall, to the extent possible , first notify the Disclosing Party of such requirement.

"Designated Representative" has the meaning set forth in Section 5.1 (a).

"Effective Date" has the meaning set forth in the recitals.

"Event of Default" has the meaning set forth in Section 11.2.

"Facility" has the meaning set forth in the recitals.

"First Commercial Sale" shall mean the first commercial sale of a Product by or on behalf of either COMPANY or MEDZ as contemplated in this Agreement in exchange for cash or some equivalent to which value can be assigned, after all Regulatory Approvals have been granted by a Regulatory Authority, other than the use of Products for testing purposes and/or a sale for experimental, promotional, compassionate named patient or test market purposes.

"MEDZ" has the meaning set forth in the recitals to this Agreement.

"MEDZ Branding Guidelines" means the standards policies, guidelines color schemes and codes of conduct with respect to the packaging of the Products for sale by MEDZ under the name and brand of MEDZ or its Affiliates as determined by MEDZ in its sole discretion, all in accordance with Applicable Laws.

"MEDZ Supply Agreement" has the meaning set forth in Section 2.3(b).

"Governmental Authority" means any: (a) multinational national, federal, provincial territorial, state, regional, municipal, local or other government or any governmental or public department court, tribunal, arbitral body, statutory body, commission, board, bureau or agency ; (b) self-regulatory organization, regulatory authority, administrative tribunal or authority; (c) agent, commission board or authority of any of the foregoing; or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"COMPANY" has the meaning set forth in the recitals.

"COMPANY Branding Guidelines" means the standards, policies, guidelines, colour schemes and codes of conduct with respect to the packaging of the Products for sale by COMPANY and the name and brand of COMPANY or its Affiliates as determined by COMPANY in its sole discretion, all in accordance with Applicable Laws.

"COMPANY Equipment" means the manufacturing and quality assurance equipment used by COMPANY to manufacture the Products.

"COMPANY Product Application" has the meaning set forth in Section 2.2(b).

"COMPANY Products" means all Products sold directly by COMPANY or by COMPANY through MEDZ as contemplated by this Agreement and as defined in the recitals to this Agreement.

"Indemnified Party" has the meaning set forth in Section 9.1(a).

"Indemnifying Party" has the meaning set forth in Section 9. l(a).

"Lease" has the meaning set forth in Section 2.1(c).

"License" has the meaning set forth in the recitals.

"Losses" means any loss, in jury, liability, damage cost expense including reasonable legal and consulting fees and disbursements), or deficiency of any kind or nature, suffered or incurred by a Party, including in respect of any proceeding, assessment, judgment, settlement or compromise relating thereto.

"Monthly Cost" has the meaning set forth in Section 3.3(a)(iv).

"Monthly Revenue" has the meaning set forth in Section 3.3(a)(iv).

"**Oil**" means Oil to be extracted by MEDZ and/or COMPANY from cannabis.

"**Overpayment**" has the meaning set forth in Section 4.2(d).

"**Parties**" means MEDZ and COMPANY and "**Party**" means either one of them.

"**Products**" has the meaning ascribed thereto in the recitals to this Agreement.

"**Records**" means all ancillary, intermediate and final documents, work product records, reports, manuals, notes designs, specifications, configurations and materials prepared by COMPANY or any of its Affiliates or representatives in connection with the transactions contemplated by this Agreement including all books records logs files, assessments and reports relating to: (a) the Sales Reports; (b) the Products; (c) the Monthly Revenue derived from the sale of Products; and/or (d) the Monthly Cos t .

"**Records Request**" has the meaning set forth in Section 4.1 (c).

"**Regulations**" means the *Access to Cannabis for Medical Purposes Regulations* (SOR/2016-230), as the same may be amended, modified or replaced from time to time.

"**Regulatory Approval**" means all requisite approvals by a Regulatory Authority, including Health Canada, for COMPANY to process and sell Products.

"**Regulatory Authority**" means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of the Products.

"**Retention Period**" has the meaning set forth in Section 4.1(b).

"**Sales Amount**" means the amounts (cash or equivalent to which value can be assigned) actually invoiced by and received by MEDZ or COMPANY or their respective Affiliates for the sale of Products by MEDZ or COMPANY or their respective Affiliates exclusive of applicable taxes.

"**Sales Reports**" has the meaning set forth in Section 3.3(a).

"**Statement of Work**" means a simplified scope of work issued by COMPANY to MEDZ for the initial project to be completed by the parties pursuant to this Agreement. The Statement of Work shall be in the form attached hereto as Schedule 2.

"**Underpayment**" has the meaning set forth in Section 4.2(d).

1.2 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in lawful money of Canada and "$" refers to Canadian dollars.

1.3 Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, section, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement" "hereof "here in", "hereunder" and similar expressions refer to this Agreement and the Schedules hereto and not to any particular article section paragraph clause or other portion hereof and include any agreement or instrument supplementary or ancillary here to. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.4 Inclusive Language

The words "include", "includes" and "including" and other derivations thereof shall be read as if followed by the phrase "without limitation".

1.5 Number and Gender

In this Agreement unless there is something in the subject matter or context inconsistent therewith: (a) words in the singular number include the plural and such words will be construed as if the plural had been used; (b) words in the plural include the singular and such words will be construed as if the singular had been used; and (c) words importing the use of any gender include all genders where the context or Party referred to so requires and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

1.6 Statutory References

In this Agreement unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.8 Recitals

The parties hereto covenant, agree and acknowledge that the recitals to this Agreement are true and correct in substance and in fact, are incorporated herein by reference and form an integral part of this Agreement.

2.1 Manufacturing.

(a) All products [redacted] will be manufactured by 6PAK & COMPANY under the supervision of MEDZ quality assurance personnel, all in compliance with and subject to Applicable Laws.

(i) COMPANY shall request for MEDZ to purchase certain quantities of biomass/flower, to be determined by the parties hereto which it requires for manufacturing [redacted] COMPANY may purchase biomass supplied by other licensed producers utilizing MEDZ's license and have the product delivered to [redacted];

ARTICLE III
PAYMENT TERMS

3.1 Profit Sharing and Deposit

(a) COMPANY must remit a retainer to MEDZ [redacted] As part of MEDZ support activities, MEDZ shall prepare and submit the COMPANY'S NNCP submission to Health Canada and guide the application through the mandatory regulatory process until it has been accepted by the appropriate regulatory body. [redacted] his Agreement shall not apply to manufacturing, sales or other related activities regarding cannabis products produced, marketed or sold on, by and throughout, Canadian Indigenous Lands.

(i) On all sales of COMPANY Products produced at the MEDZ Facility, COMPANY shall pay a royalty to [redacted].

3.2 Due Dates for Payment.

[redacted]

3.3 Payment Method.

[redacted].

3.4 Taxes.

(a) All payments hereunder shall be exclusive of any sales taxes eligible thereon including, for greater certainty, any HST. Any such taxes shall be collected by MEDZ on behalf of COMPANY and shall be delivered to COMPANY and COMPANY shall remit same in accordance with applicable law.

(b) Subject to any Applicable Laws the Parties shall cooperate with each other to minimize each other's applicable taxes and each Party shall use its commercially reasonable efforts to provide the other Party with any reasonable certificates or documents which are useful for such purpose.

ARTICLE IV
RECORDS AND AUDIT RIGHTS

4.1 Record Retention.

(a) Each of the Parties will maintain complete and accurate books, records and accounts that fairly reflects all Sales Amounts, in sufficient detail to confirm the accuracy of any payments required hereunder, including:

(i) such documents, Records and other information required by Applicable Law and the provisions of this Agreement;

(ii) detailed, accurate, complete and current financial Records regarding the sale of Products during the Term including the Sales Reports; and

(iii) the Designated Representatives of the Parties may mutually agree to such other additional documents, books, Records and other information as in writing from time to time.

(b) The Parties shall, and shall cause their respective Affiliates and representatives to, retain accurate and complete copies of all Records for such period of time: (i) as required by Applicable Law; or (ii) until five years after the expiration or termination of this Agreement , whichever is greater. Notwithstanding the foregoing , the Parties confirm acknowledge and agree that they shall, and shall cause each of their respective Affiliates and representatives to retain accurate and complete copies of all financial Records relating to the sale of Products until five years after the date that all payments which are payable pursuant to the provisions of this Agreement have been paid in full (the **"Retention Period"**).

(c) At any time, and from time to time during the Term and the Retention Period, the Parties may make a written request for a copy of the Records created and maintained by the other Party (a **"Records Request"**). The applicable Party shall provide the requested Records as soon as reasonably practicable after the date of its receipt of the Records Request and, in any event no later than 30 calendar days after its receipt of the Records Request. For greater certainty, a Records Request shall not be considered an Audit for the purposes of this Agreement.

4.2 Confidentiality.

Each Party will treat all information subject to review under this Article IV in accordance with the confidentiality provisions of Article VIll below.

ARTICLE V
DESIGNATED REPRESENTATIVES

5.1 Designated Representative.

(a) Each Party shall appoint a representative that will have general oversight and management responsibility for the general administration of this Agreement and to whom the questions and concerns of each Party with respect to the rights, obligations and performance of this Agreement (each such person a **"Designated Representative"**) shall be directed in the first instance.

COMPANY: [redacted]
[redacted] ____________________________

6PAK: [redacted]
[redacted] ____________________________

MEDZ: [redacted]
[redacted] ____________________________

Each Party may change it's Designated Representative upon five business days' prior written notice of such change to the other Party.

(b) The Designated Representatives of each Party shall:

(i) [redacted]

(ii) [redacted]

(iii) [redacted]

(iv) [redacted]

(v) [redacted]

(vi) [redacted]

(vii) [redacted]

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties.

Each Party hereby represents and warrants to and in favour of, and covenants with, the other Party as follows and acknowledges that the other Party is relying upon the following representations, warranties and covenants in connection with its execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder:

(a) the Party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of formation;

(b) the Party has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution delivery and performance of this Agreement has been duly authorized by all necessary action of the Party. This Agreement has been duly and validly executed by the Party and constitutes a valid and binding obligation of the Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity regardless of whether asserted in a proceeding in equity or law;

(c) the authorization of, execution and delivery of and the performance by the Party of its obligations under, this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under or cause the acceleration of, any obligations of the Party under:

(i) any term or provision of the articles by-law or other constating documents of the Party;

(ii) the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Party is a party or by which it is bound except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement;

(iii) any Applicable Law or consent or approval issued by a Governmental Authority, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement; or

(iv) any term or provision of any order of any court applicable to the Party except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement.

(d) except as contemplated by Article 2 hereof, no consent or approval of any Governmental Authority or filing with or notice to any Governmental Authority, court or other Person is required in connection with the execution delivery or performance of this Agreement by the Party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the Party's ability to perform its obligations under this Agreement·

(e) the Party has conducted and is conducting its business in compliance in all material respects with all Applicable Laws and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets, except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on the Party;

(f) there are no actions, suits or proceedings judicial or administrative (whether or not purportedly on behalf of the Party) pending, or to the best of the knowledge of the Party after due inquiry , threatened against or affecting the Party at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign , that would materially adversely affect the Party's ability to perform its obligations under this Agreement; and

(g) there are no Bankruptcy Proceedings pending or being contemplated by the Party or, to the best of its knowledge after due inquiry threatened against or affecting the Party.

6.2 Covenants Regarding IP.

[redacted]

[redacted]

[redacted]

[redacted]

6.3 Disclaimer.

EXCEPT AS OTHERWISE PROVIDED I THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDLING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII
LIMITATION OF LIABILITY

[redacted]

ARTICLE VIII
CONFIDENTIALITY

8.1 Confidential Information.

(a) The Parties shall treat all Confidential Information as confidential and will not either disclose Confidential Information or use it other than for *bona fide* purposes in connection with this Agreement or any other agreements or instruments to be executed and delivered pursuant to the terms hereof and without the prior written consent of the other Party to this Agreement, first notifying the Disclosing Party in writing of such requirement and fully cooperating with respect to any reasonable steps possible to further protect the Confidential Information, except that consent is not required for disclosure to:

(i) an Affiliate of a Party or their respective directors, officers or employees, as long as they in turn are-erequired to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 8.1;

(ii) accountants , professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in tum , are required to treat the Confidential information as confidential on terms substantially the same as those set out in this Section 8.1;

(iii) any Governmental Authority having jurisdiction over a Party to the extent legally required, and then only after, to the extent permitted by law informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

(iv) any person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange, and then only subject to prior consultation with the other Party; or

(v) any intended assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party to this Agreement as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 8.1.

8.2 Irreparable Harm.

[redacted]

8.3 Public Statements.

No public announcement or statement concerning the execution and delivery of this Agreement and the transactions contemplated by this Agreement shall be made by a Party, its Affiliates or their respective directors, officers, employees or shareholders without the prior written consent of the other Party (in each such case such consent not to be unreasonably withheld or delayed) unless such disclosure is required by Applicable Law, a recognized stock exchange or a Governmental Authority and, in such circumstances subject to prior consultation with the other Party. Notwithstanding the foregoing if at any time during the Term there is a mandatory or voluntary recall of a Product or a "serious adverse reaction" (as that term is defined in the Regulations) by any person to the Product the Parties shall consult with one another prior to releasing any public announcement or statement concerning the foregoing.

ARTICLE IX
INDEMNIFICATION

9.1 Mutual Indemnification.

(a) Subject in all cases to the limitations of liability expressly set out in this Agreement, each Party (each an "**Indemnifying Party**") agrees to indemnify, defend or hold harmless the other Party, its Affiliates and each of their respective officers, directors , employees agents, representatives, successors and assigns (each, an "**Indemnified Party**") from any and all Losses arising from or in connection with any of the following:

(i) any inaccuracy determined by Audit of any representation or warranty given by the Indemnifying Party in this Agreement or any agreement instrument or document executed in connection with this Agreement;

(ii) any breach by the Indemnifying Party of any covenant or provision of this Agreement and all other agreements that are referred to herein, (including the Lease, licenses, Statement of Work) including any breach by the Indemnifying Party that was caused by or contributed to by any act or omission of its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assign; and

(iii) the failure of the Indemnifying Party its Affiliates, and their respective officers, directors employees, agents, representatives successors, and assigns to comply with Applicable Law in the performance of its obligations here under.

(b) In addition, subject in all cases to the limitations of liability expressly set out in this Agreement the COMPANY Indemnifying Party agrees to indemnify, defend or hold harmless the MEDZ Indemnified Party from any and all Losses arising from or in connection with any defect or deficiency related to the Products, including any Losses arising from or in connection with any adverse reaction experienced by any person to a Product resulting in a recall not caused by MEDZ or any impact of the Product provided to COMPANY by MEDZ.

9.2 Conditions to Indemnity.

[redacted]

[redacted]

9.3 Insurance.

Each Party shall maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance and COMPANY shall maintain manufacturer's errors and omissions insurance. Each such insurance policy shall be in an amount of not less than $5,000,000. Such insurance shall be with a reputable insurance company and where reasonably possible (taking into account the availability of such insurance) shall be maintained for not less than six years following the expiry or termination of this Agreement. The COMPANY must have MEDZ listed as additional insured on their policy. Where COMPANY holds a license to process or cultivate, COMPANY must also hold Product Recall insurance and provide MEDZ with certificate as proof.

ARTICLE X
CHANGE IN LAW

10.1 Change in Law.

(a) The Parties acknowledge and confirm that the business of producing and selling the Products is subject to extensive regulation and Applicable Law. The Parties have attempted to structure their relationship pursuant to this Agreement in compliance with all Applicable Law. However if, at any time during the Term, there is any change in any Applicable Law with which a Party is required to comply and, as a result of such compliance such Party is no longer able to comply with one or more provisions of this Agreement (each such change, a "**Change of Law**") the affected Party shall promptly notify (a "**Change of Law Notice**") in writing the non-affected Party of the Change of Law and any such notice shall contain a description of the Change of Law (with supporting documentation), the exact obligations under this Agreement which the affected Party is delayed or prevented from performing as a result of such Change of Law (the "**Affected Obligations**").

(b) Upon delivery of a Change of Law Notice, the Designated Representatives of each Party will meet within 10 calendar days and, in good faith, use their commercially reasonable efforts to agree on amendments to this Agreement necessary and appropriate to take account of the Change of Law so that this Agreement may continue in force (a "**Change of Law Amendment**"). All Change of Law Amendments shall be agreed to by the Designated Representatives of the Parties no later than 30 calendar days from the date of the Change of Law Notice, or such later date as the Designated Representatives of the Parties may mutually agree in writing (the "**Change Period** "). Without limiting the generality of the foregoing where a Change of Law Amendment would result in additional costs being incurred disproportionately by one Party, the Parties shall negotiate in good faith to ensure that the contractual arrangements remain beneficial to both Parties.

(c) During the Change Period the obligation of the affected Party to perform the Affected Obligations shall be suspended and the affected Party shall not suffer or incur any liability to the non-affected Party or other person in connection with its delayed or non-performance of the Affected Obligations provided that the affected Party has used; and

continues to use its commercially reasonable good faith efforts to minimize the impact of its delay or non-performance of the Affected Obligations, including cooperating and collaborating with the non-affected Party to impose interim procedures or workarounds to minimize the impact of its de la y or non-performance of the Affected Obligations.

ARTICLE XI
TERM AND TERMINATION

11.1 Term.

This Agreement shall commence on the Effective Date and shall remain in effect for a period of 12 months.

11.2 Event of Default.

The occurrence of any one or more of the following events shall constitute an "**Event of Default**" hereunder:

(a) a Party is in breach of any payment obligation of this Agreement or any other agreement, document or instrument executed and delivered in connection therewith, and such breach is not cured within 30 calendar days of written notice from the non-defaulting Party to the defaulting Party;

(b) a Party is in breach of any provisions not relating to a payment obligation of this Agreement or any other agreement document or instrument executed and de livered in connection therewith and such breach is not cured within 60 calendar days of written notice from the non-defaulting Party to the defaultingParty;

(c) a Party commits an act of fraud or is convicted of committing an indictable criminal offense as determined by a court of competent jurisdiction;

(d) a Party assigns or attempts to assign or transfers or attempts to transfer, by operation of law or otherwise , including by way of merger or amalgamation this Agreement or any rights hereunder other than in accordance with the provisions of this Agreement·

(e) the commencement of any Bankruptcy Proceeding in respect of a Party and such Bankruptcy Proceeding is not abandoned within 30 calendar days of written notice from the non-de faulting Party; or

(f) COMPANY shall be entitled to terminate this Agreement at any time if MEDZ loses its license under the *Cannabis Act* or related legislation.

(i) In the event of loss or suspension of Medz license due the fault of COMPANY, COMPANY agrees to pay the following: the lesser of 5% of MEDZ's previous full year's annual gross sales and 25% of annual amortization value of equipment, machinery and building.

(g) A Party commences dissolution, liquidation or winding-up proceedings and such proceedings are not abandoned within 30 calendar days of written notice from the non-defaulting Party.

11.3 Effect of Termination.

(a) Upon the termination or expiration of this Agreement, each Party shall promptly return to the other Party or destroy all Confidential Information of the other Party in the possession or control of the Party or its Affiliates and their respective officers , directors, employees, agents, Affiliates representatives, successor or assig ns, except such Confidential Information retained pursuant to applicable document retention policies and electronic backup systems.

(b) The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement , and shall not affect in any way the survival of any other right. duty or Party shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement , and shall not affect in any way the survival of any other right duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

(c) For greater certainty, all profit-sharing and royalty payment obligations shall continue after termination with respect to all Products produced at the Leased Space, whether before or after such termination.

ARTICLE XII
MISCELLANEOUS

12.1 Exclusivity.

The Parties acknowledge and confirm that the arrangement between the Parties under this Agreement is exclusive to MEDZ and COMPANY and that herein shall prevent COMPANY from entering into similar arrangements with other licensed producers. This agreement does not include distribution to indigenous partners and sales to said groups shall remain non-exclusive to MEDZ. Additionally, this Agreement shall not apply to manufacturing, sales or other related activities regarding cannabis products produced, marketed or sold on, by and throughout, Canadian Indigenous Lands.

12.2 Enurement.

This Agreement shall ensure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and permitted assigns.

12.3 Assignment.

Neither Party may assign this Agreement or its rights hereunder without the prior written consent of the other Party which consent may not be unreasonably withheld.

12.4 Notices.

All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt sent by electronic mail (provided receipt is acknowledged) facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to COMPANY :

[redacted]

If to MEDZ:

[redacted]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given: (a) when delivered, if personally de livered; (b) on the business da (on the receiving end) after d is patch, if sent by nationally-recognized overnight courier (third business day if sent internationally); (c) on the third business day following the date of mailing, if sent by mail; and (d) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic. It is understood and agreed that this Section 12.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties in due course, under the terms of this Agreement.

12.5 Independent Contractors.

The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the Parties. Within this document, any terms used to describe the Parties or the nature of their activities is purely for convenience, and not of legal significance. Neither Party shall have any power to bind the other Party or incur obligations on the other Party's behalf without the other Party's prior written consent. Neither Party shall represent itself in any way that implies that it is an agent employee, joint venture partner or Affiliate of the other Party.

12.6 Severability.

Each of the provisions contained in this Agreement are distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

12.7 Governing Law.

This Agreement will be governed by and construed in accordance with the law of the Province of Ontario, Canada and the Parties shall irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

12.8 Entire Agreement; Modifications.

This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding promises and representations , whether written or oral. Each Party confirms that it is not relying on any representation or warranties of the other Party except as specifically set forth herein. No amendment modification release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.9 Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

12.10 No Third Party Beneficiaries.

The representations warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

12.11 Further Assurance.

Each Party will duly execute and deliver, or cause to be duly executed and delivered , such further instruments and do and cause to be done such further acts and things , including the filing of such assignments , agreements, document and instruments , as may be necessary to carry out the provisions and purposes of this Agreement.

12.12 Counterparts.

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument

IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration and License Agreement to be executed on the date first above written.

COMPANY.

Per:
DANIEL YOURIST, COO

MEDZ Cannabis Inc.

Per:
KARLY MARSICO

6Pak Solutions, Inc.

Per:
Chris Sharanewych, President

SCHEDULE "A"

PRODUCTS

Hourglass™ time release THC + Cannabinoid infused topical delivery cream